Exhibit 99.1

News Release

	Contact:	Vic Beck (Media)
703-280-4456 (office)
vic.beck@ngc.com

Northrop Grumman Elects Tom Wilson Corporate Vice President and President, Space Systems; Blake Larson to Retire

FALLS CHURCH, Va. – Nov. 18, 2021 – Northrop Grumman Corporation (NYSE: NOC) announces that its board of directors has elected Tom Wilson corporate vice president and president, Space Systems, effective January 1, 2022. Wilson will succeed Blake Larson, who has announced his intent to retire on February 4, 2022, after a 40-year career with Northrop Grumman and its heritage companies.

“Tom’s leadership experience and achievements in the national security, civil and commercial space markets make him ideally suited for his new role," said Kathy Warden, chairman, chief executive officer and president, Northrop Grumman. “I am confident our space business will continue to grow and perform under Tom’s strong leadership, vision and values.”

“On behalf of our company and the board of directors, I want to thank Blake for his leadership and significant contributions to our entire business, and particularly our Space portfolio,” said Warden. “His focus and vision have paved the way for the continued success of our space business, and the important customer missions we serve. We wish him all the best in his retirement.”

Larson will continue as corporate vice president, reporting to Warden to support this transition until his retirement.

Wilson is currently sector vice president and general manager of Northrop Grumman’s Strategic Space Systems division in the Space Systems sector, which has delivered strong growth and operating results. Previously, he led the Space Systems sector strategy and business development organization, where he was instrumental in the integration of the Northrop Grumman and Orbital ATK space portfolios. Wilson has held leadership positions in national security, defense and civil government space businesses. He also served in senior positions with the Department of Defense.

Northrop Grumman Corporation
2980 Fairview Park Drive Falls Church, VA 22042-4511
news.northropgrumman.com

Wilson has 32 years of experience in the space industry. He joined Northrop Grumman in 2018 with the acquisition of Orbital ATK, after serving with Orbital ATK and ATK since 2001. He holds a bachelor’s degree in aerospace engineering from the University of Maryland.

Northrop Grumman is a technology company, focused on global security and human discovery. Our pioneering solutions equip our customers with capabilities they need to connect, advance and protect the U.S. and its allies. Driven by a shared purpose to solve our customers’ toughest problems, our 90,000 employees define possible every day.

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Northrop Grumman Corporation
2980 Fairview Park Drive Falls Church, VA 22042-4511
news.northropgrumman.com